Exhibit 10.21

Date: August 18, 2003	Private & Confidential

Alex Hsu

Dear Mr. Alex Hsu:

This offer of employment is for President of European Office and VP operations (USA) position. Your job will include, but is not limited to operations, management, increase sales and sales territory. Your position and job function can be changed according to the company’s requirement at anytime. We are pleased to offer you employment at beginning annual gross salary of US$200,000.00 per year and one time only for the sign in bonus in the amount of US$30,000 at the first day you work at Super Micro Computer Inc. (You have to work at least one year, otherwise you need to return it). You will report to Charles Liang.

Your stock option is 160K at $2.5 per share. The option shall vest and become exercisable one-fourth(l/4th) by the end of the first year, and one-sixteenth(l/16th) of the remaining Shares subject to the option shall vest at the end of each successive calendar quarter over the remaining three-year period, until all the shares have vested, subject to the optionee’s continuous employment with the company. All details are stated on Super Micro Computer Inc. 1998 stock option plan.

The salient terms and conditions governing your employment and service with the company are as follows:

1. COMMENCEMENT OF EMPLOYMENT

Your employment with company will begin on Oct. 24, 2003 or earlier.

2 TRIAL Periods

You will be place on trial for a period of three months from the date of your commencement of employment. This trial period provides an opportunity for you as a new employee to evaluate your work situation and, in turn, provides the management an opportunity to judge your performance and suitability for continued employment. This trial period does not represent a guarantee or contract for employment for ninety days or any other period of time.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

Without the prior consent of the company or except as authorized or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions or affairs of the company which may come to your knowledge during your employment with the company and you shall keep with complete secret all confidential information and matters entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the company or its business or may be likely so to do.

This restriction shall continue to apply after your cessation of employment without limit in point of time but shall cease to apply to information or knowledge, which may come into public domain. Upon cessation of your employment with the company, you shall turn over to the company, all documents, data or other requisites, confidential or otherwise, obtained or made by you during the course of your employment with the company, pertaining to the business or the company.

/s/ Alex Hsu
Offer of Employment/Alex Hsu

HEADQUARTERS

980 Rock Avenue • San Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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4. CONFLICT OF INTEREST

Without the prior written consent of the company, you shall not indulge, engage or interest yourself either directly or indirectly, whether for reward or gratuitously in any work or business other than in the course of the performance of your duties to the company.

5. BASIS OF EMPLOYMENT

Although it is our objective to maintain a stable workforce and to provide job security to all employees who met the company’s standards of performance, the company does not make contracts of permanent employment. Instead, the company maintains a policy of employment-at-will, which means that both the company and the employee remain free to terminate the working relationship without cause at any time. But employee must to notify the company one week prior to his/her resignation.

In case the company decides to terminate your employment with Super Micro Computer Inc. under non-fault termination within 6 months after your hiring date, you will receive a 6 months pay plus  1/2 year stock option. If it occurs during the period of 6 months to 12 months, you will receive 3 months pay plus one-year stock option.

6. OTHER TERMS AND CONDITIONS

Your employment is also subject to your compliance with any conditions of employment and service governed by the company’s policies and practices or amendments thereto as appropriate from time to time. Please refer to the company’s Personnel Department should you require further clarification on such policies and practices.

7. EMPLOYEE BENEFITS

The employee is provided with health, dental, and vision insurance. This insurance begins after thirty (30) days of employment and begins only the first on the month. The employee pays additional coverage for employee’s family members. In addition, and depending on the company’s quarterly profits, quarterly bonuses may be provided to all current employees.

8. NONSOLICITATION CLAUSE

The employee agrees not to solicit any of Super Micro Inc.’s employees for employment elsewhere during his/her employment at Super Micro Computer Inc. and/or in the event of the employee’s termination or leaving Super Micro Computer Inc. for a period of eighteen months following the end of employment at Super Micro Computer Inc.”

9. ARBITRATION

As a condition of accepting and/or continuing employment with the Company, I agree to final and binding arbitration of Disputes between the Company, in accordance with the Arbitration of Disputes policy, and me the terms of which are incorporated by reference herein. I understand that the Arbitration of Disputes Policy (the terms of which control in the event of a conflict) requires arbitration of all Disputes which involve the violation of my rights or the Company’s rights arising from my employment or the termination of employment, including but not limited to violations of rights arising from employment discrimination and/or wrongful termination of employment, breach of contract or other wrongful conduct, or breach of the Company’s policies, rights or contracts respecting confidential information and/or trade secrets. I also understand and agree that this means that I have voluntarily surrendered my rights to civil litigation and a trial by jury and any associated rights of appeal.

/s/ Alex Hsu
Offer of employment/Alex Hsu

HEADQUARTERS

980 Rock Avenue • San Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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Your employment is also subject to your compliance with any conditions of employment and service or the company’s rules, regulations and practices, either written, expressed or implied, for The time being in force. You will be required to carry out such related duties and job functions as Instructed from time to time by the company or persons acting on behalf of the company.

We take this opportunity to welcome you the Super Micro Computer Inc. and trust that your association with us will be mutually beneficial and long lasting.

This offer of employment is Fully understood this letter and accepted By Alex Hsu	SUPER MICRO COMPUTER INC.

/s/ Alex Hsu	/s/ Sara Liu
Signature	Sara Liu

Offer of employment/ Alex Hsu	Personnel Manager

HEADQUARTERS

980 Rock Avenue • San Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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